FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

Chief Financial Officer 904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2021

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; November 3, 2021 –

Third Quarter Operational Highlights

•	Dock 79 ended the reporting period with residential occupancy above 94% for the fourth straight quarter
•	Leasing efforts have begun at Riverside as well as the second building at Bryant Street, Chase 1B
•	Average residential occupancy above 95% for the quarter for both Dock 79 and The Maren
•	Both Dock 79 and The Maren are now 100% commercially leased

Third Quarter Consolidated Results of Operations

Net income attributable to the Company for the third quarter of 2021 was $352,000 or $.04 per share versus $5,455,000 or $.57 per share in the same period last year. The third quarter of 2021 was impacted by the following items:

•	Interest income decreased $871,000 due to bond maturities and the repayment of the Company’s preferred interest in The Maren upon the building’s refinancing
•	Interest expense increased $368,000 due to interest on The Maren’s debt, partially offset by a lower interest rate on the refinanced Dock 79 debt.
•	Gain from sale of real estate decreased $5,732,000 because of two property sales during the same period last year. The sale of our building at 1801 62nd Street and 87 acres at Ft. Myers resulted in a gain of $5,732,000 in the third quarter of 2020 and there were no such gains this quarter to offset the decrease.

Third Quarter Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $619,000, down $102,000 or 14.1%, over the same period last year due to the sale of our warehouse 1801 62nd Street in July 2020 which had $59,000 of revenues in the same quarter last year. Operating loss was $(11,000), down $46,000 from an operating profit of $35,000 in the same quarter last year primarily due to the sale of 1801 62nd Street. Cranberry Run, which we purchased

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in the first quarter of 2019, is a five-building industrial park in Harford County, Maryland totaling 267,737 square feet of industrial/ flex space and at quarter end was 96.6% leased and 68.6% occupied compared to 78.6% leased and occupied at the end of the same quarter last year. Our other two properties remain substantially leased during both periods, with 34 Loveton 95.1% occupied and Vulcan’s former Jacksonville office (now a vacant lot), fully leased through March 2026.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,249,000 versus $2,507,000 in the same period last year. Total operating profit in this segment was $1,968,000, a decrease of $270,000 versus $2,238,000 in the same period last year. This decrease is a result of Vulcan temporarily shifting operations off of our land in Manassas this quarter as part of their mining plan.

Development Segment:

With respect to developments in the quarter on ongoing projects:

•	This quarter, we purchased 17 acres in Harford County, Maryland for $1.96 million for the purposes of industrial development. We are pursuing entitlements on the land, and we anticipate beginning construction in the third quarter of 2022 on a 250,000 square foot, Class A warehouse which will comprise the entirety of the developable space on the site.
•	In the third quarter of 2020, we received permit entitlements for two industrial buildings at Hollander Business Park. We have started construction and anticipate shell completion in the fourth quarter of 2021. Of this project’s 145,750 square feet, 42,405 square feet are pre-leased. We have started construction on a build-to-suit building totaling 101,750 square feet. We estimate shell completion and occupancy in the fourth quarter of 2022.
•	With respect to our joint venture with St. John Properties, we are now in the process of leasing these four single-story buildings totaling 100,030 square feet of office and retail space. At quarter end, Phase I was 48.1% leased and 46.8% occupied.
•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” Of the $18.5 million in committed capital to the project, $15.3 million in principal draws have taken place to date. Through the end of the third quarter, 16 of the 187 units have been sold, and we have received $4,126,179 in preferred interest and principal to date.
•	The Coda, the first of our four buildings at Bryant Street joint venture, received a final certificate of occupancy on April 1, 2021, and leasing efforts are under way. At quarter end, the Coda was 95.5% leased and 93.5% occupied. Leasing began in August on the second building at Bryant Street, known as the Chase 1B. At quarter end, this building was 48.1% leased and 23.5% occupied. Leasing of the third building, the Chase 1A, should begin in the fourth quarter. The fourth building which is purely a commercial space is 90% leased to Alamo Draft House. We expect it to open in the fourth quarter of this year. In total, at quarter end, two of our four buildings have their certificate of occupancy, and Bryant Street’s 488 residential units are 46.1% leased and 37.3% occupied. Its commercial space is 74.9% leased with no occupancy currently.
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•	We began construction on our 1800 Half Street joint venture project at the end of August 2020 and expect the building to be complete in the third quarter of 2022. As of the end of the third quarter, the project was 45.61% complete.
•	At quarter end, our Riverside joint venture project in Greenville, South Carolina is 98% complete and awaiting its final certificate of occupancy. Leasing began this quarter and the building is 35% leased and 23% occupied.
•	At quarter end, our .408 Jackson joint venture project in Greenville, South Carolina is 70% complete. We expect to complete construction and begin leasing in third quarter of 2022.

Stabilized Joint Venture Segment:

In March 2021, we reached stabilization on Phase II (The Maren) of the development known as RiverFront on the Anacostia in Washington, D.C., a 250,000-square-foot mixed-use development which supports 264 residential units and 6,937 square feet of retail developed by a joint venture between the Company and MRP. Stabilization in this case means 90% of the individual apartments had been leased and occupied by third party tenants. Upon reaching stabilization, the Company has, for a period of one year, the exclusive right to (i) cause the joint venture to sell the property or (ii) cause the Company’s and MRP’s percentage interests in the joint venture to be adjusted so as to take into account the contractual payouts assuming a sale at the value of the development at the time of this “Conversion Election”. Reaching stabilization resulted in a change of control for accounting purposes as the veto rights of the minority shareholder lapsed and the Company became the primary beneficiary. As such, as of March 31, 2021, the Company consolidated the assets (at current fair value based on appraisal), liabilities and operating results of the joint venture. Up through the first quarter of this year, accounting for The Maren was reflected in Equity in loss of joint ventures on the Consolidated Statements of Income. Starting April 1, 2021, all the revenue and expenses are accounted for in the same manner as Dock 79 in the stabilized joint venture segment.

Total revenues in this segment were $5,204,000, an increase of $2,624,000 versus $2,580,000 in the same period last year. The Maren’s revenue was $2,428,000 and Dock 79 revenues increased $196,000. Total operating loss in this segment was $(495,000), a decrease of $843,000 versus a profit of $348,000 in the same period last year. The quarter includes $1,373,000 amortization expense of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture. Net Operating Income this quarter for this segment was $3,113,000, up $1,479,000 or 90.51% compared to the same quarter last year due to The Maren’s consolidation into this segment.

At the end of September, The Maren was 93.56% leased and 95.45% occupied. Average residential occupancy for the quarter was 95.92%, and 71.91% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. The Maren is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 70.41% ownership.

Dock 79’s average residential occupancy for the quarter was 95.94%, and at the end of the quarter, Dock 79’s residential units were 93.11% leased and 94.75% occupied. This quarter, 57.75% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Dock 79 is a joint

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venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

Third quarter distributions from our CS1031 Hickory Creek DST investment were $86,000.

Nine Months Operational Highlights

•	Highest mining royalty revenue total through the first nine months in segment’s history
•	Three straight quarters of mining revenue for the LTM higher than $9.5 million

Nine Months Consolidated Results of Operations

Net income attributable to the Company for the first nine months of 2021 was $28,807,000 or $3.07 per share versus $11,222,000 or $1.16 per share in the same period last year. The first nine months of 2021 was impacted by the following items:

•	Gain of $51.1 million on the remeasurement of investment in The Maren real estate partnership, which is included in Income before income taxes. This gain on remeasurement is mitigated by a $10.1 million provision for taxes and $14.0 million attributable to noncontrolling interest.
•	The period includes $3,241,000 amortization expense of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	Interest income decreased $2,549,000 due to bond maturities and the repayment of the Company’s preferred interest in The Maren upon the building’s refinancing
•	Interest expense increased $1,643,000 due to a $900,000 prepayment penalty on the Dock 79 refinancing plus interest on The Maren’s debt partially offset by a lower interest rate on Dock 79.
•	Gain from sale of real estate decreased $8,524,000. The prior quarter included $805,000 for an easement and sale of excess land in the Mining Royalty Lands Segment. The prior year included a gain of $9,329,000 from the sale of the three remaining lots at our Lakeside Business Park, 1801 62nd Street, our inactive and depleted quarry land at Gulf Hammock, and 87 acres from our Ft. Myers property.

Nine Months Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $1,919,000, down $170,000 or 8.1%, over the same period last year due to the sale of our warehouse 1801 62nd Street in July 2020 which had $423,000 of revenues in the same period last year. Operating loss was ($154,000), down $116,000 from an operating loss of ($38,000) in the same period last year primarily due to the sale of 1801 62nd Street.

Mining Royalty Lands Segment:

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Total revenues in this segment were $7,198,000 versus $7,094,000 in the same period last year. Total operating profit in this segment was $6,273,000, an increase of $21,000 versus $6,252,000 in the same period last year.

Stabilized Joint Venture Segment:

Total revenues in this segment were $12,535,000, an increase of $4,850,000 versus $7,685,000 in the same period last year. The Maren’s revenue was $4,591,000 and Dock 79 revenues increased $260,000. Total operating loss in this segment was ($1,636,000), a decrease of $2,847,000 versus a profit of $1,211,000 in the same period last year. The period includes $3,241,000 amortization expense of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture. Net Operating Income for this segment was $7,684,000, up $2,584,000 or 50.67% compared to the same period last year due to The Maren’s consolidation into this segment.

Since The Maren achieved stabilization on the last day of March, average residential occupancy is 94.86% and 68.15% of expiring leases have renewed with no increase in rent due to the mandated rent freeze on renewals in DC. The Maren is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 70.41% ownership.

Dock 79’s average residential occupancy for the first nine months of 2021 was 95.43%. Through the first nine months of the year, 59.33% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In March, we completed a refinancing of Dock 79 as well as securing permanent financing for The Maren. This $180 million loan ($92 million for Dock 79, $88 million for The Maren) lowers the interest rate at Dock 79 from 4.125% to 3.03%, defers any principal payments for 12 years for both properties, and repays the $13.75 million in preferred equity along with $2.3 million in accrued interest.

Distributions from our CS1031 Hickory Creek DST investment were $257,000 for the first nine months of the year.

Impact of the COVID-19 Pandemic.

Though circumstances have improved, the COVID-19 pandemic continues to have an extraordinary impact on the world economy and the markets in which we operate. We have continued operations throughout the pandemic and have made every effort to act in accordance with national, state, and local regulations and guidelines. During 2020, Dock 79 and The Maren most directly suffered the impacts to our business from the pandemic due to our retail tenants being unable to operate at capacity, the lack of attendance at the Washington Nationals baseball park and the rent freeze imposed by the District. This year, because of the vaccine, herd immunity, and efforts to reopen the economy, our businesses were affected though not to the same extent as 2020. Some of the same conditions remain in place, and it is

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possible that they may impact our ability to lease retail spaces in Washington, D.C. and Greenville. We expect our business to be affected by the pandemic for at least the remainder of 2021.

Summary and Outlook

Although royalty revenue is down this quarter compared to the same quarter last year, royalty revenue for the first nine months was $7,198,000, an increase of 1.46% over the same period last year and the highest revenue total for the first nine months in the segment’s history. Revenue for the last twelve months was $9,581,000, an increase of 1.09% over calendar year 2020. This marks the third straight quarter where the last twelve months’ revenue exceeded $9.5 million.

For the fourth quarter in a row, Dock 79’s occupancy has been above 94% at quarter end. This is the very first time Dock 79 has ended the four straight quarters with an occupancy higher than 94%.

With The Maren’s stabilization at the end of March this year, we are now in our second reporting period with The Maren consolidated on to our books. Because of the increased depreciation and amortization attributable to the Company as a result of consolidating The Maren’s results into our income statement, the impact on net income may in fact be negative for some time, but the positive impact on our NOI and cash flow will be significant. The Maren was 93.56% leased and 95.45% occupied at quarter end, and its retail space is 100% leased with occupancy expected in the fourth quarter of this year once build out is complete. It has been over a year since the District put in place the “emergency” measures which have prevented us from raising rents on renewals. This has obviously mitigated our ability to grow NOI at Dock 79. With The Maren now going through its first generation of renewals, it too is feeling the effect of these emergency measures. It is our understanding that these measures are set to expire but not prior to the end of the year. Because renewal negotiations take place several weeks in advance, if the emergency measures expire at year end, we will not see any practical effect to rent increases until February 2022.

We remain pleased with the current direction of our asset management segment, particularly the industrial assets. The speed with which we leased up and then sold our building at 1801 62nd Street last year strengthened our commitment to industrial development. We have a build-to-suit and two spec buildings under construction at Hollander and those three buildings will complete any development at Hollander for the foreseeable future. Because of that, we have bolstered our land bank with the $10.5 million purchase of 55 acres in Aberdeen, Maryland as well as this quarter’s purchase of 17 acres in Harford County, Maryland. Once entitled, this property will be capable of supporting over 625,000 square feet of industrial product and will be essential for future industrial development as we finish developing our remaining inventory at Hollander Business Park.

At the end of September, we held our very first Investor Day. We hope it was the first of many and the last one we hold virtually. The event afforded us an opportunity to take stock of where we are now and where we are headed. The first nine months have seen the stabilization, consolidation, and permanent financing of The Maren; the refinancing of Dock 79; leasing begin at Bryant St and Riverside in Greenville; a build-to-suit opportunity at Hollander as well as the mining royalties’ highest nine-month revenue performance. That is a lot to take stock of in a short period of time, but we are more excited about

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where we are headed. In the not-so-distant future, we will finish construction and start leasing Half Street and .408 Jackson; we will finish construction on three warehouses and begin work on allowing our landbank to accommodate our next generation of industrial development; and hopefully, we will not only see the passage but the practical effects of an infrastructure bill on our mining royalties income. We mentioned this at the Investor Day, but, assuming all goes according to plan, it is our belief that over the next few years, we will put all of our cash to use in new projects. We will continue to be opportunistic in repurchasing stock. During 2021, the Company repurchased 6,004 shares at an average cost of $43.95 per share.

Conference Call

The Company will also host a conference call on Thursday, November 4, 2021 at 12:30 p.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-877-271-1828 (passcode 47240873) within the United States. International callers may dial 1-334-323-9871 (passcode 47240873). Computer audio live streaming is available via the Internet through this link http://stream.conferenceamerica.com/frp110421. For the archived audio via the internet, click on the following link http://archive.conferenceamerica.com/archivestream/frp110421.mp3. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059, international callers dial 1-334-323-0140. The passcode of the audio replay is 29813855. Replay options: “1” begins playback, “4” rewind 30 seconds, “5” pause, “6” fast forward 30 seconds, “0” instructions, and “9” exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the COVID-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C., Richmond, Virginia, and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

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FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2021	2020	2021	2020
Revenues:
Lease revenue	$6,224	3,591	15,623	10,636
Mining lands lease revenue	2,249	2,507	7,198	7,094
Total Revenues	8,473	6,098	22,821	17,730

Cost of operations:
Depreciation, depletion and amortization	3,796	1,438	9,627	4,406
Operating expenses	1,557	892	3,792	2,598
Property taxes	986	706	2,764	2,089
Management company indirect	745	844	2,137	2,208
Corporate expenses	657	637	2,486	2,850
Total cost of operations	7,741	4,517	20,806	14,151

Total operating profit	732	1,581	2,015	3,579

Net investment income, including realized gains of $0 $55, $0 and $297, respectively	943	1,814	3,366	5,915
Interest expense	(414)	(46)	(1,785)	(142)
Equity in loss of joint ventures	(1,244)	(1,788)	(3,997)	(3,773)
Gain on remeasurement of investment in real estate partnership	—	—	51,139	—
Gain on sale of real estate	—	5,732	805	9,329

Income before income taxes	17	7,293	51,543	14,908
Provision for income taxes	130	2,022	10,500	4,161

Net income (loss)	(113)	5,271	41,043	10,747
Gain (loss) attributable to noncontrolling interest	(465)	(184)	12,236	(475)
Net income attributable to the Company	$352	5,455	28,807	11,222

Earnings per common share:
Net income attributable to the Company-
Basic	$0.04	0.57	3.08	1.16
Diluted	$0.04	0.57	3.07	1.16

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,363	9,517	9,352	9,646
-diluted earnings per common share	9,399	9,545	9,390	9,681

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	September 30, 2021	December 31, 2020
Assets:
Real estate investments at cost:
Land	$123,397	91,744
Buildings and improvements	255,366	141,241
Projects under construction	13,799	4,879
Total investments in properties	392,562	237,864
Less accumulated depreciation and depletion	44,266	34,724
Net investments in properties	348,296	203,140

Real estate held for investment, at cost	9,559	9,151
Investments in joint ventures	145,975	167,071
Net real estate investments	503,830	379,362

Cash and cash equivalents	162,881	73,909
Cash held in escrow	502	196
Accounts receivable, net	991	923
Investments available for sale at fair value	4,315	75,609
Federal and state income taxes receivable	2,082	4,621
Unrealized rents	580	531
Deferred costs	3,047	707
Other assets	525	502
Total assets	$678,753	536,360

Liabilities:
Secured notes payable	$178,371	89,964
Accounts payable and accrued liabilities	3,706	3,635
Other liabilities	1,886	1,886
Deferred revenue	470	542
Deferred income taxes	65,379	56,106
Deferred compensation	1,247	1,242
Tenant security deposits	764	332
Total liabilities	251,823	153,707

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,411,028 and 9,363,717 shares issued and outstanding, respectively	941	936
Capital in excess of par value	57,512	56,279
Retained earnings	338,344	309,764
Accumulated other comprehensive income, net	193	675
Total shareholders’ equity	396,990	367,654
Noncontrolling interest MRP	29,940	14,999
Total equity	426,930	382,653
Total liabilities and shareholders’ equity	$678,753	536,360

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Asset Management Segment:

	Three months ended September 30
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$619	100.0%	721	100.0%	(102)	-14.1%

Depreciation, depletion and amortization	137	22.1%	137	19.0%	—	0.0%
Operating expenses	76	12.3%	139	19.3%	(63)	-45.3%
Property taxes	37	6.0%	43	5.9%	(6)	-14.0%
Management company indirect	200	32.3%	202	28.0%	(2)	-1.0%
Corporate expense	180	29.1%	165	22.9%	15	9.1%

Cost of operations	630	101.8%	686	95.1%	(56)	-8.2%

Operating profit (loss)	$(11)	-1.8%	35	4.9%	(46)	-131.4%

Mining Royalty Lands Segment:

	Three months ended September 30
(dollars in thousands)	2021	%	2020	%	Change	%

Mining lands lease revenue	$2,249	100.0%	2,507	100.0%	(258)	-10.3%

Depreciation, depletion and amortization	38	1.7%	60	2.4%	(22)	-36.7%
Operating expenses	11	0.5%	16	0.6%	(5)	-31.3%
Property taxes	68	3.0%	59	2.4%	9	15.3%
Management company indirect	95	4.2%	81	3.2%	14	17.3%
Corporate expense	69	3.1%	53	2.1%	16	30.2%

Cost of operations	281	12.5%	269	10.7%	12	4.5%

Operating profit	$1,968	87.5%	2,238	89.3%	(270)	-12.1%

Development Segment:

	Three months ended September 30
(dollars in thousands)	2021	2020	Change

Lease revenue	$401	290	111

Depreciation, depletion and amortization	53	53	—
Operating expenses	62	62	—
Property taxes	355	330	25
Management company indirect	335	504	(169)
Corporate expense	326	381	(55)

Cost of operations	1,131	1,330	(199)

Operating loss	$(730)	(1,040)	310

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Stabilized Joint Venture Segment:

	Three months ended September 30
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$5,204	100.0%	2,580	100.0%	2,624	101.7%

Depreciation, depletion and amortization	3,568	68.6%	1,188	46.0%	2,380	200.3%
Operating expenses	1,408	27.0%	675	26.2%	733	108.6%
Property taxes	526	10.1%	274	10.6%	252	92.0%
Management company indirect	115	2.2%	57	2.2%	58	101.8%
Corporate expense	82	1.6%	38	1.5%	44	115.8%

Cost of operations	5,699	109.5%	2,232	86.5%	3,467	155.3%

Operating profit (loss)	$(495)	-9.5%	348	13.5%	(843)	-242.2%

Asset Management Segment:

	Nine months ended September 30
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$1,919	100.0%	2,089	100.0%	(170)	-8.1%

Depreciation, depletion and amortization	408	21.3%	529	25.3%	(121)	-22.9%
Operating expenses	289	15.0%	332	15.9%	(43)	-13.0%
Property taxes	117	6.1%	91	4.4%	26	28.6%
Management company indirect	577	30.1%	437	20.9%	140	32.0%
Corporate expense	682	35.5%	738	35.3%	(56)	-7.6%

Cost of operations	2,073	108.0%	2,127	101.8%	(54)	-2.5%

Operating loss	$(154)	-8.0%	(38)	-1.8%	(116)	305.3%

Mining Royalty Lands Segment:

	Nine months ended September 30
(dollars in thousands)	2021	%	2020	%	Change	%

Mining lands lease revenue	$7,198	100.0%	7,094	100.0%	104	1.5%

Depreciation, depletion and amortization	161	2.2%	160	2.3%	1	0.6%
Operating expenses	34	0.5%	43	0.6%	(9)	-20.9%
Property taxes	199	2.8%	191	2.7%	8	4.2%
Management company indirect	273	3.8%	214	3.0%	59	27.6%
Corporate expense	258	3.6%	234	3.3%	24	10.3%

Cost of operations	925	12.9%	842	11.9%	83	9.9%

Operating profit	$6,273	87.1%	6,252	88.1%	21	0.3%

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Development Segment:

	Nine months ended September 30
(dollars in thousands)	2021	2020	Change

Lease revenue	$1,169	862	307

Depreciation, depletion and amortization	159	160	(1)
Operating expenses	133	415	(282)
Property taxes	1,082	1,019	63
Management company indirect	996	1,404	(408)
Corporate expense	1,267	1,710	(443)

Cost of operations	3,637	4,708	(1,071)

Operating loss	$(2,468)	(3,846)	1,378

Stabilized Joint Venture Segment:

	Nine months ended September 30
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$12,535	100.0%	7,685	100.0%	4,850	63.1%

Depreciation, depletion and amortization	8,899	71.0%	3,557	46.3%	5,342	150.2%
Operating expenses	3,336	26.6%	1,808	23.5%	1,528	84.5%
Property taxes	1,366	11.0%	788	10.2%	578	73.4%
Management company indirect	291	2.3%	153	2.0%	138	90.2%
Corporate expense	279	2.2%	168	2.2%	111	66.1%

Cost of operations	14,171	113.1%	6,474	84.2%	7,697	118.9%

Operating profit (loss)	$(1,636)	-13.1%	1,211	15.8%	(2,847)	-235.1%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Net Operating Income Reconciliation
Nine months ended 09/30/21 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	(130)	(2,521)	37,874	5,159	661	41,043
Income Tax Allocation	(50)	(933)	9,506	1,913	64	10,500
Income (loss) before income taxes	(180)	(3,454)	47,380	7,072	725	51,543

Less:
Gain on remeasurement of real estate investment	—	—	51,139	—	—	51,139
Gain on investment land sold	—	—	—	831	—	831
Unrealized rents	49	—	149	166	—	364
Interest income	—	2,608	—	—	758	3,366
Plus:
Loss on sale of land	26	—	—	—	—	26

13

Equity in loss of Joint Venture	—	3,594	371	32	—	3,997
Interest Expense	—	—	1,752	—	33	1,785
Depreciation/Amortization	408	159	8,899	161	—	9,627
Management Co. Indirect	577	996	291	273	—	2,137
Allocated Corporate Expenses	682	1,267	279	258	—	2,486

Net Operating Income (loss)	1,464	(46)	7,684	6,799	—	15,901

Net Operating Income Reconciliation
Nine months ended 09/30/20 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	2,745	(2,055)	864	7,200	1,993	10,747
Income Tax Allocation	1,018	(762)	496	2,670	739	4,161
Income (loss) from continuing operations before income taxes	3,763	(2,817)	1,360	9,870	2,732	14,908

Less:
Equity in profit of Joint Ventures	—	—	254	—	—	254
Gains on sale of buildings	3,801	1,877	—	3,651	—	9,329
Unrealized rents	147	—	—	178	—	325
Interest income	—	3,146	—	—	2,769	5,915
Plus:
Unrealized rents	—	—	11	—	—	11
Equity in loss of Joint Venture	—	3,994	—	33	—	4,027
Interest Expense	—	—	105	—	37	142
Depreciation/Amortization	529	160	3,557	160	—	4,406
Management Co. Indirect	437	1,404	153	214	—	2,208
Allocated Corporate Expenses	738	1,710	168	234	—	2,850

Net Operating Income (loss)	1,519	(572)	5,100	6,682	—	12,729